              PRINTED CIRCUIT BOARD PURCHASE AGREEMENT


       This PRINTED CIRCUIT BOARD PURCHASE AGREEMENT (this "PCB Purchase Agreement") is made and entered into as of the 24th day of July, 1997 by and between PHILIPS ELECTRONICS NORTH AMERICA CORPORATION, a Delaware corporation, with offices in Knoxville, Tennessee (hereinafter called "Buyer"), and CIRCUIT SYSTEMS OF TENNESSEE, L.P., a Tennessee limited partnership, with its principal place of business at 1515 Industrial Road, Greeneville, Tennessee (hereinafter called "Seller").

                        W I T N E S S E T H :

       WHEREAS, Buyer desire to purchase from Seller certain printed circuit board ("PCB") products to be manufactured by Seller in Greeneville, Tennessee for Buyer (hereinafter called "Products") for resale and Seller desires to sell such Products to Buyer; and

        WHEREAS, the parties hereto deem it desirable by means of this PCB Purchase Agreement to establish the terms and conditions which shall govern Seller's manufacture and sale of Products and Buyer's purchase of Products;

       NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

                              ARTICLE 1
                    Orders; Quantity of Products

       1.01 The Agreement between the parties ("Agreement") shall consist of this PCB Purchase Agreement, the face of purchase orders, the Schedules to this Agreement and other documents executed by duly authorized representatives of both parties. During the term of this Agreement, all agreements between the parties for the purchase and sale of Products shall include and be governed exclusively by the terms and conditions of this Agreement, except as the parties may otherwise agree in writing duly executed by their respective authorized representatives. In case of any conflicts between this Agreement and any purchase orders, acceptances, correspondence, memoranda, listing sheets and other documents forming part of any order for the Products placed by Buyer and accepted by Seller or any acceptance of such order by Seller during the term of this Agreement, this Agreement shall govern and prevail, and the contrary printed terms and conditions of any such documents shall not be binding upon Seller or Buyer.

       1.02 Purchase and sale of Products shall be made according to the following schedule, with production of Products being given a first priority status in all manufacturing scheduling by Seller:

            (a) For the Buyer's model year beginning approximately May 1, 1997, and continuing for approximately twelve months thereafter, Seller shall produce in Greeneville, Tennessee and sell to Buyer, and Buyer shall purchase from Seller, Products consisting of all of Buyer's PCB requirements for its Greeneville and Juarez projection and direct view television manufacturing production for such model year, which shall consist of a minimum, collectively, of 2,000,000 television sets (the "1997 Production Level"); and

            (b) For the Buyer's model year beginning approximately May 1, 1998, and continuing for approximately twelve months thereafter, Seller shall produce in Greeneville, Tennessee and sell to Buyer, and Buyer shall purchase from Seller, Products consisting of all of Buyer's PCB requirements for its Greeneville and Juarez projection and direct view television manufacturing production for such model year, which shall consist of a minimum, collectively, of 2,000,000 television sets (the "1998 Production Level"); and

            (c) For the Buyer's model year beginning with the "1999" and "2000" model years, respectively, Seller and Buyer shall utilize the procedures for proposals set forth in Section 2.03 to determine those Products, if any, which may be manufactured and sold hereunder.

       1.03 Purchase and sale of Products for each year of the Agreement shall be made pursuant to individual purchase orders of Buyer, provided, however, that the aggregate purchases and sales of Products in any given year of the Agreement shall be within the applicable Production Level for such year provided in Sections 1.02(a) and (b), unless such quantities shall be otherwise adjusted as provided herein. Individual purchase orders shall be in writing, shall state the quantities of each model of Products by Buyer's Model Number, and shall indicate prices as calculated pursuant to Article 2, quantities, shipping schedules and such other terms of sale not covered by this Agreement as may be mutually agreed upon; provided, however, that Buyer shall give Seller not less than twenty (20) days notice in writing of Buyer's delivery schedule. Price changes attributable to each Product model agreed to by both parties will be reflected in purchase order change notices from Buyer to Seller. The Buyer's "Material Delivery Schedule" will reflect quantity and shipping schedule changes on a monthly basis, with effects of changes, within the twenty (20) day leadtime, reviewed as needed. An allowance of one unscheduled change, per line, per shift, is reflected in the current Standard Cost. The inability of Buyer and Seller to mutually agree (in good faith negotiations) on the price, quantity, production schedules and/or delivery schedules for Products shall relieve Buyer from obligations hereunder with regard to the Products represented by such order and the annual Production Level shall be reduced accordingly by the number of sets represented by such Products. For disputes over price only, Seller may contest such cancellation and/or reduction by Buyer by submitting the dispute over the price for the specific disputed Product to binding arbitration pursuant to Section 13.02 hereof; provided however that disputes over the award of contracts by Buyer to third party manufacturers for or during the 1999 and 2000 Production years, pursuant to Section 2.03 hereof, shall not be subject to the binding arbitration requirements hereof.

       1.04 Standard production hours are defined for the purpose of this agreement as the standard direct labor hours required to manufacture an individual Product hereunder. Schedule 1.04 reflects the standard direct labor hours for Products currently in production. The standard direct labor hours per product will be agreed upon between Seller and Buyer in good faith negotiations, beginning with the allocations per Product as set forth in
  Schedule 1.04 for production year 1997.

                              ARTICLE 2
                 Price; Price Adjustments; Invoices

       2.01 (a) For purposes of the 1997 Production Level and of the 1998 Production Level, the "standard production cost per hour" is as follows:

                                     Standard Production
                                     Cost Per Hour
                                     PCB Manufacture

            1997                     $53.58 (U.S.)
            1998                     $53.58 (U.S.)

            (b) (i) For the 1997 and 1998 Production years, the sale price of each Product of an individual design is calculated as follows: (1) Standard Material Costs, plus (2) Standard production costs, which for such item is defined as the product of: (x) standard production hours multiplied by
       (y) standard production cost per hour.

                 (ii) For the 1999 and 2000 Production years the sale price per Product, if any, that may be purchased hereunder shall be negotiated on each Product purchase as set forth in Section 2.03.

            (c) Standard Material Costs are defined as the cost of the raw material used in creating Products and utilizing historical basis for establishing raw material costs, as set forth in Schedule 1.04. During the term of this Agreement Standard Material Costs will be established from time to time by the then current cost structure for raw material through Philips' purchase price terms for such material with third party suppliers, as set forth in Section 6.01 and without mark-up of any nature. Product material volumes in excess of the Standard Material Costs prescribed for each Product shall be for the account of the Seller. Additional Standard Material Cost terms are set forth in Schedule 2.01(c).

       2.02 Unless otherwise agreed in writing by both parties, payment by Buyer to Seller for individual purchase orders shall be on open account, in U.S. dollars. Payment shall be made following delivery of a detailed billing invoice by Seller to Buyer net every sixty (60) days, in the form attached hereto as Schedule 2.02, following the delivery and acceptance of Products in connection with each individual purchase order of Buyer. All payments by Buyer to Seller shall be electronically transferred in such commercial methods as are available to Buyer and as Seller shall specify in writing.

       2.03 Provided that Seller shall have complied with the requirements of this Agreement for the 1998 model year Production Level, Buyer agrees to allow Seller to submit to Buyer a proposal for price, quantity and scheduling for the Buyer's 1999 model year printed circuit board requirements or portions thereof; Buyer agrees that, by December 1, 1998, Buyer shall notify Seller of acceptance or rejection of Seller's proposals for such printed circuit board requirements or portions thereof. If Seller successfully completes any obligations for 1999 model year requirements for Buyer's Products, Seller may similarly propose for 2000 model year requirements by December 1, 1999. In 1999 and/or 2000 Buyer may solicit third party bids for some or all of its requirements for such model year printed circuit boards. In considering printed circuit board proposals for 1999 and 2000 model years hereunder (and provided Seller is in compliance with this Agreement), Buyer shall give a preference to proposals by Seller which, within 10 days after the selection date of December 1, are equal to or below any price quotations of any third parties and based upon equivalent quality, specifications, volumes, and delivery schedules (as such terms are disclosed to Seller by Buyer by December 1). If any purchase orders are awarded to Seller for any portion of the 1999 model year and/or 2000 model year products of Buyer, all terms and conditions of this Agreements shall govern the transactions; provided, however, that the price per Product shall be determined in accordance with this Section 2.03 and the terms of Sections 1.04, 2.01 and 2.02 shall be inapplicable to any such order(s).

                              ARTICLE 3
                        Shipment and Delivery

       3.01 All sales shall be F.O.B. Seller's Greeneville premises, at which point title to and the risk of loss of Products shall pass to Buyer, and Buyer shall bear all costs of insurance after such point. Buyer will specify the carrier herein or in a separate agreement. All products shall be packed in road-worthy packing and containers in the manner specified by Buyer.

       3.02 Seller shall strictly conform to the delivery schedule as set forth in Buyer's individual purchase orders. If Seller does not meet the delivery schedule and if such failure causes Buyer's inability to sell Products ordered after good faith effort, Buyer may, at its own discretion, cancel the relevant order and/or decrease ratably its purchase obligation under
  Section 1.02 hereto without liability for such cancellation.

                              ARTICLE 4
                        Government Approvals

       Buyer shall, at its sole expense, obtain and maintain necessary certifications and approvals for Buyer's product design from Underwriters Laboratory and will comply with any and all required and applicable laws, regulations and requirements of United States federal, state or local government agencies, and shall provide Seller with a copy of all submittals to and approvals from such agencies.

                              ARTICLE 5
                       Buyer-Supplied Material

       5.01 All tools and dies exclusively employed now or hereafter added from time to time in the manufacture of the
  Products for Buyer, including but not being limited to the equipment listed on Schedule 5.01 hereto (the "Tools"), shall be the sole and exclusive property of Buyer. Use of the Tools by Seller shall be devoted exclusively to production of Products for Buyer under this Agreement. Seller shall properly maintain all of the Tools in its possession or control. Seller shall not, without Buyer's prior written consent, substitute any tools and dies for the Tools. The Tools shall be subject to removal at Buyer's written request within two (2) years after the end of production, at such time as they are no longer required for the production of Products hereunder for any reason; and upon receipt of such request Seller, at Buyer's cost and expense, shall prepare the Tools for shipment and shall have them delivered to Buyer in the same condition as originally received by Seller, reasonable wear and tear excepted. If Buyer does not request delivery thereof, the Tools may be disposed of by Seller, in its discretion, upon reasonable prior written notice to Buyer, without incurring any liability to Buyer.

       5.02 Any equipment, components, tooling, dies, or other material supplied by Buyer shall remain Buyer's sole property. Seller shall keep Buyer's property reasonably segregated, shall bear the risk of loss or damage to Buyer's property while in Seller's custody or control, and shall adequately insure Buyer's property within reasonable coverage limits acceptable to Buyer, with Buyer named as a co-insured. Seller shall furnish Buyer with certificates of insurance confirming the existence of such insurance and stipulating that the insurer will give Buyer at least thirty (30) days' written notice prior to any cancellation of or material change in such insurance.

                              ARTICLE 6
                      Materials and Spare Parts

       6.01 Seller shall issue purchase orders to the current suppliers, and shall pay the suppliers according to the purchase terms, price and quality standards currently in existence between Buyer and suppliers. Buyer agrees to use commercially reasonable good faith efforts to cause vendors to sell to Seller the material and supplies used at the Greeneville Facility on the same terms as presently sold to Seller. In order to protect Buyer's Product quality, Seller may not change suppliers for, or components of, or materials and supplies used in the manufacture of Products for Buyer (now or in the future) without the express consent of Buyer.

                              ARTICLE 7
                           Specifications

       7.01 Specifications applicable to Products (the "Specifications") shall be as set forth in the Quality Agreement, collective and/or individual purchase orders and/or in this Agreement, and/or in specific Product definitions which shall be supplied by Buyer, and/or in individual requests for quotes from Buyer, as applicable, prior to production of any Product. All
  Products  shall   be   manufactured   in   accordance   with   the
  Specifications.

       7.02 Following the establishment of Specifications for each Product, if thereafter Buyer requests any variation from the Specifications or delivery schedule, or in the event current suppliers (from which Seller is required to purchase pursuant to Article 6) increase the cost of materials and supplies, and any of the foregoing impacts cost or delivery times, then the parties shall negotiate the effect of such variation on price and time of delivery. The variation shall be made upon the issuance of a purchase order change from Buyer which is agreed to in writing by Seller, which agreement shall not be unreasonably withheld.

       7.03 Upon obtaining Buyer's prior written approval, Seller may from time to time (i) alter or deviate from the Specifications for the purpose of improving Product quality or safety, or
  (ii) substitute equivalent materials or components for unavailable material or components. Seller shall make no such change in design, Specifications, drawings, or other descriptions furnished to Buyer, manufacturing processes, tooling or materials from those used in manufacturing samples approved by Buyer pursuant to
  Article 8 without Buyer's prior written approval. Seller shall notify Buyer within fourteen (14) days before making any such changes and provide Buyer with copies of engineering change notices. Changes made pursuant to this Section 7.03 shall be made at no cost or expense to Buyer. If any such changes are made without Buyer's approval, Buyer may, but shall not be obligated to, cancel all outstanding purchasing orders for the Product(s) affected, and Seller shall indemnify Buyer against any liability claim, loss, expense in connection therewith (including reasonable attorneys fees and cost of voluntary or involuntary recall arising out of such unapproved change).

       7.04   In  addition  to  its  other  obligations  under  this
  Section 7, Seller shall notify Buyer in writing of all changes in material, components, design and Specifications permitted by
  Article 7 which affect the Products, and shall:

            (a) provide the Buyer, as needed, parts change notices which have been made in the Buyer's Product, with information such as model number, affected serial numbers or production dates of Products, and part interchangeability; and

            (b) provide the Buyer, as needed, technical bulletins which will show circuit changes, modification, changes in adjustment procedures, and various other engineering changes using written description and diagrams.

       7.05 Any alterations or improvements in Products (and to the Intellectual Property) made by Seller using Intellectual Property (as hereafter defined) shall belong exclusively to Buyer and Seller shall execute all assignments or other instruments of conveyance reasonably requested by Buyer to effectuate the complete transfer of rights in those alterations or improvements.
   Alterations or improvements in Products made by Seller not using Intellectual Property shall belong to Seller, provided that Buyer shall have a royalty free, perpetual, worldwide license to make, have made, use, offer for sale, and sell, directly or indirectly Products that embody any of the alterations or improvements. The rights conferred upon Buyer herein shall extend to customers of Buyer, and shall survive termination of this Agreement.

       7.06 Seller acknowledges and agrees that the Specifications and all alterations or improvements therein that become the property of Buyer under this Agreement are the valuable property of Buyer and shall be maintained in confidence by the Seller. Seller represents and warrants that the Specifications and all alterations or improvements therein shall be used only for the purpose of manufacturing Products under this Agreement. Seller shall exercise the same degree of care with respect to confidentiality of the Specifications as it exercises over its own confidential information and, with respect thereto, shall comply with the provisions of Section 1.7 of the Asset Purchase Agreement as they relate to Design IP.

                              ARTICLE 8
                        Samples and Approvals

       8.01 From time to time after the execution of this Agreement, Seller shall supply Buyer with agreed upon operating samples of each model of the Product (the "Operating Samples"), together with Specifications therefor relating to its electrical, mechanical and performance characteristics for Buyer's approval as to function, performance and serviceability. After submission of the Operating Samples and specifications, Buyer shall give Seller notice of its approval or disapproval in accordance with the
  provisions  of  Section 8.02  hereof.    After  approval  of  the
  Operating Samples, agreed upon pre-production models of each new model of the Product, made from available production tooling, will be submitted to Buyer for approval as to performance, serviceability and conformity to the Specifications, prior to commencement of actual production of each such model. All such samples shall be provided to Buyer at cost; provided that prior to undertaking the production of any Operating Sample, Buyer and Seller shall negotiate in good faith to establish a commercially reasonable price for production of Operating Samples, with such price to be based upon actual cost (i.e., material, labor and overhead) to Seller to produce the Samples. Production will not commence until after Buyer's approval of performance, serviceability and conformity to the Specifications.

       8.02 Whenever Buyer's approval shall be requested by Seller or is required pursuant to this Agreement, Buyer shall notify Seller in writing of its discretionary approval or rejection, and reasons therefor, as soon as possible, except as otherwise expressly provided for herein. At the time of making any such request, Seller shall advise Buyer of the date by which Seller should receive such approval or disapproval in order to avoid delays in the shipment of Products or in the development and production cycle. In the event that Buyer's approval or disapproval is not received by Seller by the date designated, the applicable shipment, development and/or production cycle date, as the case may be, may be extended by Seller by that number of days beyond the designated date required for Seller to obtain such approval.

                              ARTICLE 9
                        Intellectual Property

       9.01 The parties adopt and incorporate herein by reference the definition of "Intellectual Property" and the provisions relating to granting a license therein as set forth in Sections 1.1 and 1.7(A)-(G) of the Asset Purchase Agreement of even date herewith ("Asset Purchase Agreement"). Seller hereby covenants with Buyer that it shall require affiliates to protect the Intellectual Property of Buyer to the same extent as is required of Seller hereunder.

       9.02 Buyer hereby grants to Seller, and Seller hereby accepts, subject to the terms and conditions of this Agreement, a nonexclusive and nontransferable license to use the trademarks, service marks, and trade names identified in Schedule 9.02 ("Buyer's Brands"), only in connection with the manufacture of Products for Buyer under the terms of this Agreement. Seller understands and agrees that Buyer's Brands are the valuable properties of Buyer, and that the acquisition of secondary meaning in any instance is associated exclusively with Buyer. All use of Buyer's Brands by Seller, and the goodwill generated thereby, shall inure to the benefit of Buyer.

       9.03 Buyer shall have the right in its sole discretion to amend Schedule 9.02 from time to time for the purpose of adding, deleting, or modifying marks and names contained therein. Buyer shall give Seller prompt notices of all such amendments. Seller shall comply with all guidelines and instructions from Buyer regarding proper usage of the Buyer's Brands, including instructions or guidelines relating to notices.

       9.04 Seller shall not, during the term of this Agreement or thereafter, (i) claim any right, title, or interest in or to the Buyer's Brands or Intellectual Property other than the limited right to use the Buyer's Brands and Intellectual Property under the terms of this Agreement or the Asset Purchase Agreement,
  (ii) challenge any right, title, or interest of Buyer in or to the Buyer's Brands or Intellectual Property, (iii) take any action likely to infringe or to violate any right, title, or interest of Buyer in or to the Buyer's Brands or Intellectual Property, or
  (iv) use the Buyer's Brands or Intellectual Property in any manner that violates the terms of this Agreement or the Asset Purchase Agreement.

       Seller shall notify Buyer promptly of all actual or suspected infringements of the Buyer's Brands or Intellectual Property. Buyer shall have the right to take any action it deems appropriate, including the initiation of legal proceedings, to enjoin such infringements or otherwise to protect its rights in and to the Buyer's Brands or Design Intellectual Property. Seller shall provide reasonable assistance to Buyer (at Buyer's expense) in protecting such rights against infringements as requested by Buyer.

       9.05 Seller acknowledges that the breach by Seller of any obligation relating to Buyer's Brands or Intellectual Property would cause immediate and irreparable harm to Buyer, and Buyer would have no adequate remedy at law. Notwithstanding the provisions of Section 13, in the event of a breach or threatened breach of any obligation of Seller relating to Buyer's Brands or Intellectual Property, Buyer shall be entitled (upon reasonable proof thereof by affidavit executed by an officer or managing agent of Buyer, but without notice or delivery of a bond) to such temporary restraining and seizure orders as may be appropriate to prevent the breach or further breach of the obligation and to protect the  rights of  Buyer  in and  to  the Buyer's  Brands  or
  Intellectual Property. Furthermore, in the event of a breach or threatened breach of any obligation relating to Intellectual Property, Buyer shall also be entitled to such preliminary and permanent injunctions as may be appropriate to prevent the breach or further breach of the obligation or to protect the rights of Buyer in and to the Intellectual Property. Nothing in this paragraph shall be construed to prevent Buyer from pursuing any other remedy for the breach or threatened breach of any such obligation.

       9.06 Without the prior express written consent of the other party hereto, neither party shall disclose to any third person (except as necessary to procure articles or services for the manufacture or production of Products or as necessary to service Products and under the same care as exercised in the protection of such party's confidential information) any information which it has acquired under or as a result of this Agreement, or negotiations leading to it, concerning the other party's plans, drawings, trade secrets, specifications, business objectives, know how, financial and/or sales reports and forecasts, intellectual property, marketing strategies, service records, product development plans, price lists, customers or customer lists, personnel, products and product specifications, product manuals, work processes, work or services, unless such information (a) was known to or becomes generally known without fault of the party making disclosure, (b) is readily obtainable from other sources without breach of any obligation, or (c) is requested by any governmental body or court order or which may be reasonably required in the opinion of Seller's counsel under federal securities laws. All such confidential information shall be returned at the termination of this Agreement.

                             ARTICLE 10
                              Warranty

       10.01 Seller hereby indemnifies and upon request of Buyer, at Seller's cost and expense, will defend Buyer from and against any cause of action, liability, or claims and demands therefor, or damage arising out of death or injury to any person or damage to property, by whomsoever suffered, resulting from or arising out of any defects in the workmanship of Products, or the failure of Seller or the workmanship of Products to comply with applicable United States federal, state or local laws, ordinances, regulations or standards; and against the expenses of any Product recalls necessary or advisable due to defects caused by Seller. Buyer hereby indemnifies Seller, and will at Seller's request defend Seller from damage arising out of death or injury to any person or damage to property, by whomsoever suffered, resulting from or arising out of any defects in the design of and materials specified or components supplied by Buyer for Products, or the failure of Buyer or the design of and materials specified for Products to comply with applicable United States federal, state or local laws, ordinances, regulations or standards; and against the expenses of any Product recalls necessary or advisable due to defects caused by Buyer. The parties shall comply with Section
  11.04 hereof and any such indemnity shall be null and void if any such claim, liability or damage is due to the negligence of the indemnified party.

       10.02   Buyer  represents and  warrants  that the  design  of
  Products is not in violation of any applicable United States Federal, State or local law, ordinance, regulation or standard and that none of such regulations or standards prohibits the importation, shipment, offering for sale, sale or use for its intended purpose of Products on account of their design; and that Products will be free from defects in design or component parts which will create a "substantial product hazard" within the meaning of the United States Consumer Product Safety Act. Further, Seller represents and warrants that Products will be free from defects in workmanship that create a "substantial product hazard" and that all Products will be manufactured, packaged, labeled, shipped, and if required, certified or registered in accordance with all such applicable laws, ordinances, regulations and standards, including the standards of Underwriters Laboratories, if applicable. Each party agrees to notify the other of and cooperate in the response to any "substantial product hazard."

       10.03 Simultaneously herewith Buyer and Seller shall enter into a Quality Agreement which is incorporated herein by reference, and is attached hereto as Schedule 10.03. All Products manufactured hereunder shall conform to the requirements of the Quality Agreement.

                             ARTICLE 11
                       Indemnity and Insurance

       11.01 Seller shall procure and maintain product liability insurance relating to the Products in an amount not less than a combined single limit of Ten Million U.S. Dollars ($10,000,000) for bodily injury and death liability and property damage liability, written by a reputable insurance company satisfactory to Buyer, naming Buyer as an additional insured. Seller shall furnish Buyer with certificates of insurance confirming the existence of such insurance and stipulating that the insurer will give Buyer at least thirty (30) days' written notice prior to any cancellation of or material change in such insurance. The procurement and maintenance of product liability insurance by Seller shall not operate as any limitation on Seller's liability, to Buyer or to any third party, for any claim of a third party for bodily injury, death or property damage caused by Products. Seller shall be liable for all such claims, as provided in Section 10.01.

       11.02 Buyer shall indemnify and hold Seller harmless from and against any judgments, decrees, costs and expenses (including any attorney's fees and expenses) resulting from any suit, action or claim for infringements brought against Seller by any third party as the result of Seller's use of Intellectual Property in accordance with this Agreement.

       11.03 Buyer shall further indemnify and hold harmless Seller from and against any and all liabilities, costs, expenses, losses and damages, including counsel fees and expenses and costs of settlement, arising out of or relating to any claim made by any third party which is based upon or arises from or as a result of any items that are incorporated in any Products at Buyer's direction.

       11.04 Where either party has agreed to indemnify the other party pursuant to Article 10 or 11 , the indemnifying party shall assume the defense of any action or suit relating thereto, by reputable counsel retained at the indemnifying party's expense, and shall pay any damages assessed against or otherwise payable to the indemnified party as a result of the disposition of any such action or suit. The indemnified party shall promptly notify the indemnifying party of the commencement of any such action or suit, or threats thereof, and the indemnifying party shall be afforded the opportunity to determine the manner in which such action or suit shall be handled or otherwise disposed of. The indemnified party shall give the indemnifying party the cooperation reasonably required, at the indemnifying party's expense, for out-of-pocket expenses incurred by the other party and paid to third parties (except for salaries of the other party's employees), in connection with any such action or suit. Notwithstanding the foregoing, the indemnified party may participate in any such action or suit at its own expense and by its own counsels.

                             ARTICLE 12
                        Term and Termination

       12.01 This Agreement shall become effective on the date of its execution by the parties hereto and shall remain effective for two (2) years from such date and shall extend thereafter to include any Product sold by Seller to Buyer in 1999 and 2000 production years, unless otherwise canceled or terminated as provided herein.

       12.02 This Agreement, and any purchase order hereunder, may be terminated by either party upon written notice to the other:
  (i) in the event that performance of this Agreement or any purchase order hereunder shall have been rendered impossible or impracticable for a period of ten (10) consecutive days after the scheduled delivery date (which is 20 days from the purchase order date) by reason of the happening of one or more events referred to in Section 15.03 hereof, or (ii) at any time upon or after the filing by the other party of a petition in bankruptcy or insolvency, or upon or after any adjudication that the other party is insolvent, or upon or after the filing by the other party of any petition or answer seeking reorganization, readjustment or arrangement of the business of the other party under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all the property of the other party, or upon or after the making by the other party of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceedings for the liquidation or winding up of the other party's business or for the termination of its corporate charter.

       12.03 This Agreement may also be terminated upon the occurrence of an Event of Default. Each of the following shall constitute a separate "Event of Default" hereunder:

            (a) Seller's failure to make any delivery due hereunder. Seller recognizes that the continual, timely and conforming delivery to Buyer of Products is the essence of this Agreement, and that failure to perform delivery obligations by Seller may damage Buyer and Buyer's business. Notwithstanding any other provision contained in this Agreement (including Section 15.03), in the event Seller is unable to cure any delivery failure hereunder within ten (10) days of the scheduled delivery due date, Buyer shall thereafter have the right (upon twenty-four (24) hours notice to Seller) to remove Buyer's Tools (as described in Section 5.01) from the
            Seller's premises in order to utilize such Tools in another facility of Buyer's selection. Seller recognizes and acknowledges that granting this right to Tool removal is an appropriate and necessary remedy and has the effect of mitigating damage claims by Buyer against Seller.

            (b) A default or violation by either Buyer and/or Seller in performing any of the terms or covenants of this Agreement (other than delivery requirements as governed by Section 12.03(a)) which continues for a period of twenty (20) days after notice thereof, provided, however, that said twenty (20) day period will be extended an additional twenty (20) days so long as Seller is diligently attempting to cure such violation in a reasonable commercial manner.

            (c) Seller's transfer of, or agreement to transfer, substantially all of its business or assets to an entity which Buyer, in its reasonable discretion, deems to be a competitor of Buyer; Buyer shall be given thirty (30) days advance notice of any proposed transfer of ownership of more than 10% of the assets of Seller.

            (d) The calling of a meeting of creditors, an appointment of a committee of creditors or liquidating agents, or an offering of a composition or extension to creditors by, for, or of Seller.

            (e) The occurrence of any transaction or series of transactions (whether or not such transactions are related), a result of which the voting control over Seller is held by a person or entity which Buyer in its reasonable discretion, deems to be a competitor of Buyer.

            (f) Seller's challenge to Buyer's title or rights in and to the Buyer's Brands or Intellectual Property, or the validity of the Buyer's Brand or other proprietary rights of Buyer relating to Products.

       Upon the occurrence of an Event of Default and expiration of an applicable cure period, if any, the non-defaulting party may, in its sole discretion, elect to terminate the Agreement by written notice to the other party.

       12.04 Upon termination of this Agreement, Seller shall immediately cease and desist using the Buyer's Brands, Design IP, and Tools and shall comply with Buyer's instructions relating to return or destruction of the Buyer's Brands, Design IP, Tools, or any of them.

       12.05 The termination of this Agreement shall not affect or impair the rights and obligations of either party under any Product purchase order placed prior to such termination, nor relieve any party of any obligation or liability accrued hereunder or under any such purchase order prior to such termination, nor affect or impair the rights of either party arising under this Agreement prior to such termination, except as expressly provided in this Agreement.

       12.06 Any termination of this Agreement due a party's Event of Default shall be without prejudice to any remedy of the party for the recovery of any moneys then due to it under this Agreement or in respect to any antecedent breach of this Agreement, and without prejudice to any other right of a party, including, without limitation, damages for breach to the extent they may be recoverable.

       12.07 The parties' performance and obligations under this Agreement are contingent upon the execution and closing by the parties hereto of that certain Asset Purchase Agreement between the parties of even date and related thereto and referenced therein and constituting integral parts of this transaction, provided, however, that the failure to execute and close such Asset Purchase Agreement shall not terminate the duties and obligations contained in Section 9 hereto or subsections thereof.

       12.08 SELLER HEREBY EXPRESSLY AGREES TO THE FOLLOWING LIMITATION OF DAMAGE CLAIMS AGAINST BUYER:

       Except for claims strictly for payment for Product delivered in conformity herewith pursuant to purchase orders from Buyer, the cumulative liability of Buyer to Seller for all other claims relating to this Agreement, including any cause of action sounding in contract, tort, or strict liability, shall not exceed the total amount of the result determined by multiplying the (i) deficiencies in television PCB sets below the 2,000,000 minimum requirement (not otherwise subject to force majeure hereunder) in 1997 and/or 1998 by (ii) $1.50 (one dollar and fifty cents). This limitation of liability is intended to apply without regard to whether other provisions of this Agreement have been breached or have proven ineffective. Seller acknowledges that the damages limitation herein specified is reasonable in light of the anticipated harm it may suffer as a result of a breach by Buyer.

       In no event shall Buyer be liable for any loss of profits; any incidental, special, exemplary, or consequential damages; or any claims or demands brought against Buyer, even if Buyer has been advised of the possibility of such claims or demands. This limitation upon damages and claims is intended to apply without regard to whether other provisions of this Agreement have been breached or have proven ineffective.

                             ARTICLE 13
                     Mediation; Binding Arbitration

       13.01 In the event of any claim or controversy under or otherwise relating to this Agreement, except as set forth in
  Section 1.03 and/or Section 9.05, the parties shall attempt to resolve the claim or controversy by good faith participation in nonbinding mediation in Knox County, Tennessee, prior to the commencement of litigation. The mediator and the rules of mediation shall be agreed upon by the parties within ten (10) days following notice of an intent to mediate. In the absence of the parties' agreement, the mediator and the rules for the mediation shall be determined by the Federal Mediation and Conciliation Service or, if that Service is unable or unwilling to serve, the American Arbitration Association. The mediation shall continue until the claim or controversy is resolved or the mediator makes a finding that there is no possibility of settlement through mediation.

       13.02 Binding Arbitration on Price Disputes. In order to achieve an immediate resolution of price disputes, if the parties are unable to agree on a price adjustment, under Section 1.03 hereof, at any time during the 1997 and/or the 1998 model years of this agreement, then either party may initiate binding arbitration in regard to the price dispute, according to the following procedure: either Buyer or Seller may initiate the binding arbitration by giving notice of the demand for such resolution to the other party. Such notice shall be in writing; shall be delivered in accordance with the notice provisions of this agreement; shall state in writing the specific terms of the such parties demand for price adjustment (and the basis therefor); shall name an arbitrator who shall be the designated arbitrator for such party. Not later than two business days after receipt of such notice, the recipient shall respond to said notice: in writing; in accordance with the Notice delivery terms hereof; stating the basis for its objection to the proposed adjustment; and naming an arbitrator who shall be the designated arbitrator for such party. Thereafter within two business days of the designation of the second arbitrator by the responsive notice set forth above, the two designated arbitrators shall select a third arbitrator. The three arbitrators shall then thereafter immediately meet to consider the positions of the parties and the terms of this Agreement and shall render a binding decision of such price dispute seven days thereafter. This binding arbitration provision shall apply only to the price issues under
  Section 1.03 and not for any other dispute regarding this Agreement. Neither party hereunder may suspend its performance of the other terms of this Agreement during the pendency of such arbitration. To the extent not contradicted by the terms of this section (in which case this section shall govern) the rules of the American Arbitration Association shall apply to arbitration pursuant to this section. A decision of the arbitrators hereunder, as to any price dispute under Section 1.03, shall be a final and conclusive resolution of the considered issue, not subject to review by, or appeal to, any court otherwise having jurisdiction over the matter (provided, however, that a court may be asked to enforce the terms of any arbitration decision pursuant to this section). The agreed purpose of this provision is to resolve in two weeks time any price dispute under Section 1.03.

                             ARTICLE 14
                       Contract Administrators

       14.01 Buyer and Seller each shall designate an employee who shall have the primary responsibility for implementing these agreements and who shall be responsible for overseeing the administration of this Agreement and with the authority to make decisions required by this Agreement ("Contract Administrators").
   The designation required by this Section 14.01 shall be made in writing at or prior to Closing. The Contract Administrators, and the parties generally, shall cooperate and negotiate with one another in good faith to resolve any question that may arise as to the interpretation of any provision of the Agreement and to resolve any dispute arising under this Agreement, to the extent possible. Each party may change the employee designated as Contract Administrator by written notice to the other party.

                             ARTICLE 15
                          Additional Terms

       15.01 The relationship between Seller and Buyer is solely that of vendor and vendee. Neither party, nor its agents, and employees shall, under any circumstances, be deemed to be agents, partners, joint venturers, legal representatives or servants of the other party for any purpose whatsoever, and neither party shall have any right or authority to enter into any contract, obligation, responsibility or commitment in the name of or on behalf of the other or to bind or purport to bind the other in any manner whatsoever.

       15.02   Accordingly, this  Agreement shall  be assignable  by
  Seller, in whole or in part, (whether by operation of law or otherwise) without the prior written consent of the Buyer, provided Seller is not then in default of any provision of this Agreement and that the manufacturing facilities for any Product hereunder (other than the use of present processes at the Greeneville facility) are certified for the Buyer's Product Qualification Approval PQA process, attached as Schedule 15.02. Buyer may assign its rights hereunder to a successor, subsidiary or affiliated corporation or business entity wholly owned by Buyer without releasing the Buyer from liability hereunder. Any assignment contrary to the terms hereof shall be null and void and of no force or effect and shall be deemed to constitute an Event of Default hereunder.

       15.03 Neither Buyer nor Seller shall be liable for failure to perform or be deemed to be in default of this Agreement and/or any purchase orders under this Agreement because of delays or failures in the performance of its obligations (other than the payment of money) results from strikes, accidents, fires, shutdown of manufacturing plants supplying the affected parties, court imposed or other allocation of vendor supplies, governmental or court orders, injunctions, riots, acts of God or war, embargoes, earthquakes, floods, tornadoes or other types of unusually severe weather, quarantine restrictions, inability to secure transportation facilities or contingencies arising out of or due to national defense activities or emergency conditions, or any other cause, beyond the reasonable control of the party claiming benefit hereof. The party claiming the benefit of the aforementioned force majeure condition shall continue to make a commercially reasonable good faith effort to cure the condition of force majeure, promptly resume performance when the cause for non-performance is removed, and shall send to the other notice in writing of the cause within three (3) working days after the occurrence of such cause is known. If any of the condition(s) of force majeure set forth herein shall continue to exist uninterrupted for a period of ten (10) consecutive days from the date of notice, then the party not asserting force majeure hereunder may elect to suspend deliveries, excuse deliveries and/or cancel (in whole or in part) affected deliveries hereunder.
   If a herein described force majeure condition prohibits Seller from filling and delivering to Buyer the majority of Products for ten (10) consecutive days, then (in addition to the rights otherwise set forth herein) Buyer shall have the right to remove its tooling and dies from Seller's premises and to transport such property to other locations in order to provide for the manufacture of its PCB needs.

       15.04 The failure or delay of Buyer or Seller in any one or more instances to exercise any right or privilege in this Agreement or the waiver of any breach by Buyer or Seller of any terms and conditions of this Agreement shall not be construed as thereafter waiving any such terms and conditions, and the same shall continue and remain in full force and effect as if no waiver had occurred. Any such failure, delay or waiver shall not preclude any other or further exercise thereof or the exercise of any right, power or remedy provided herein. No express waiver or assent by either party to any breach or default shall constitute a waiver of or assent to any succeeding breach or default.

       15.05 If any provisions of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permitted by applicable law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of the Agreement as a whole. Any clauses of this Agreement intended to survive this Agreement shall survive the termination date of this Agreement.

       15.06 This Agreement, the Schedules and Purchase Orders issued hereunder, and all documents for the purchase and sale of Products shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to conflicts of laws principles. The Buyer and Seller acknowledge that the only forum and venue for resolution of any litigation and/or other judicial proceeding in connection with any matter pertaining to this Agreement shall be in the United States District Court for the Eastern District of Tennessee located at Knoxville, Tennessee.

       15.07 The articles, sections, paragraphs, captions and headings set forth in each of the sections of this Agreement have been inserted only for the convenience of the parties and shall not be considered in the interpretation or enforcement of the provisions of the Agreement.

       15.08 All Schedules and amendments to this Agreement are incorporated as if fully set forth therein.

       15.09 All notices required or permitted hereunder, requests and other communications relating to this Agreement shall be made in writing and shall be deemed duly given when personally delivered by hand or when sent by registered or certified mail, return receipt requested, postage prepaid, by Federal Express or such other similar overnight courier service, by facsimile addressed to the intended recipient thereof at the address and facsimile number set forth below (or to such other address as either party may hereafter provide to the other party), or by cable confirmed by letter as aforesaid, as follows:

  Notice to      Purchasing Department
  Buyer:         Philips Consumer Electronics Company
                 P.O. Box 14810
                 Knoxville, Tennessee 37914-1810
                 Facsimile: (423) 521-4897

  Copy to:       Law Department
                 North American Philips Corporation
                 P.O. Box 14810
                 Knoxville, Tennessee 37914-1810
                 Facsimile: (423) 521-4330

  Additional     Law Department
  Copy to:       Philips Electronics North America Corporation
                 64 Perimeter Center East
                 Atlanta, Georgia  30346-6401
                 Facsimile: (770) 821-2266

  And to:        Hunton & Williams
                 Attention: Joseph P. Congleton, Esq.
                 2000 Riverview Tower, 900 S. Gay Street
                 Knoxville, Tennessee 37902
                 Facsimile (423) 549-7704

  Notice to      Circuit Systems, Inc.
  Seller:        Attention:  Dilip S. Vyas
                 2350 East Lunt Avenue
                 Elk Grove Village, Illinois  60007
                 Fax: (847) 437-5910

  Copy to:       Rieck and Crotty, P.C.
                 Attention:  Thomas W. Rieck, Esq.
                 55 West Monroe Street, Suite 3390
                 Chicago, Illinois  60603
                 Facsimile (312) 726-0647

  or to such other address as either party may hereafter designate in writing by like notice.

       15.10 Time is of the essence as to each and every provision of this Agreement.

       15.11 The specified remedies herein provided in case of default in the performance of any of the obligations of either party under this Agreement or any Production Release under this Agreement are in addition to, and the exercise of any right or remedy herein provided shall be without prejudice to, any other right or remedy provided under this Agreement or at law or in equity.

       15.12 This Agreement constitutes the entire contract and agreement between the parties, and it supersedes all prior and contemporaneous oral or written statements, representations or agreements. No course of prior dealings between the parties and no trade usage shall be relevant or admissible to supplement, explain or alter any of the terms of this Agreement. Acceptance or waiver of a course of performance under this Agreement shall not be relevant or admissible to determine the meaning of this Agreement. No understandings or agreements have been made or relied upon in making this Agreement except for those specifically set forth herein. This Agreement may not be modified or amended unless such modification or amendment is set forth in a writing duly executed by authorized representatives of Buyer and Seller.

            IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

                [Remainder of page intentionally left blank]

                           ("BUYER")

                           PHILIPS ELECTRONICS NORTH AMERICA
                           CORPORATION, a Delaware corporation


                           BY: /s/ Thomas M. Hafner
                              Thomas M. Hafner
                              Vice President and General Counsel,
                              Philips Consumer Electronics Company,
                              a division of Philips Electronics
                              North America Corporation




    [Signature Page to Printed Circuit Board Purchase Agreement]


                           ("SELLER")

                           CIRCUIT SYSTEMS OF TENNESSEE, L.P.,
                           a Tennessee limited partnership

                           CIRCUIT SYSTEMS OF TENNESSEE, INC.
                           a Tennessee corporation, general partner


                           BY: /s/ Dilip S. Vyas
                              Dilip S. Vyas
                              Vice President


    [Signature Page to Printed Circuit Board Purchase Agreement]



                          Schedule 2.01(c)


  For Automatic Process

  Ink allowance of $0.1248 per square foot of board

  Scrap allowance of 2%, of board material (CEM-1) plus ink allowance, provided that any paper phenolic (or other newly introduced board material) allowances shall be reviewed by the parties, subsequent to the Closing and based on experience, to reflect actual waste experience.



  For Carbon Process

  Ink allowance of $0.4000 per square foot of board

  Scrap allowance of 13%, of board material plus ink allowance